                                                                     Exhibit 3.4

PROMAS S.A.
CONSOLIDATED TEXT OF BYLAWS

SECTION ONE: The name of the Company is "PROMAS S.A.". The Company has its registered office in the city of La Rioja, Province of La Rioja, and may establish branches and agencies within and/or without Argentina. SECTION TWO:
The Company is established for a 99-year term from registration thereof with
Registro Publico de Comercio [Argentine public registry of trade]. SECTION
THREE: The Company's corporate purpose is to carry out the following activities in its own name or on behalf of, or in association with, third parties:
INDUSTRY: a) Breeding, raising and fattening of all kinds of livestock, especially cattle; b) Agricultural activities involving any and all species and subspecies, including, without limitation, crops, grains, oil-seeds, fodder and herbs; c) Forestry, fruit and vegetable growing; d) Apiculture; e) Dairy farming; f) Transformation and/or packaging of agricultural and livestock products and by-products. TRADE: a) Purchase, sale, export, storage and distribution of any kind of agricultural and livestock products and by-products, in their natural state, or processed, semi-processed or manufactured; b)
Establishment of fairs, storage houses, silos and warehouses for conservation and trading of the above mentioned products and by-products. The Company may fulfill its corporate purposes under agency, commission or representation agreements. To such end, the Company has full legal capacity to acquire rights and incur obligations, and to perform such acts as are not prohibited by law or these Bylaws. SECTION FOUR: The capital stock is AR$ 39,390,000, divided into
393,900 non-endorsable, registered shares, with a par value of AR$100 each and one vote per share. SECTION FIVE: The capital stock may be increased up to five times the above amount, upon a resolution of shareholders at a General Meeting, by issuing shares of common stock in bearer form, with a par value of AR$100 each and one vote per share. Shareholders may delegate the issuance of any such shares to the Board of Directors in accordance with the provisions of section
188 of Argentine Act 19,550. SECTION SIX: Share certificates and provisional share certificates shall contain the information provided for in sections 211 and 212 of Argentine Act 19,550. SECTION SEVEN: Upon a default on the payment of shares, the Board of Directors may elect, at its sole discretion, any of the procedures set forth in section 193 of Argentine Act 19,550. SECTION EIGHT: The business and affairs of the Company shall be managed by a Board of Directors, consisting of a minimum of three and a maximum of seven regular members.
Shareholders may also appoint alternate Directors equal to or lower in number than regular Directors, who shall fill any vacancy in their order of election.
Directors are appointed to hold office for three (3) fiscal years. The number of
Directors and their compensation shall be determined by resolution of shareholders. At any meeting of Directors, an absolute majority of its regular members in attendance shall constitute a quorum, and resolutions shall be validly passed thereat by a majority of Directors present. In the event of equality of votes, the Chairman shall have a casting vote. At their first meeting, Directors shall elect a Chairman and, if the Board of Directors has multiple regular members, Directors may elect a Vice-chairman, who shall substitute for the Chairman upon absence or inability of the latter. As security for the faithful performance of their duties, regular Directors shall deposit with the Company's Treasury one hundred Argentine Pesos or its equivalent in government bonds. The Board of Directors has full power and authority to manage and dispose of the Company's assets, including any such powers as are required by law to be exercised through a special power of attorney, pursuant to section
1881 of the Argentine Civil Code and section 9 of Argentine

Executive Order No. 5965/63. In particular, the Board of Directors may transact business with public or private financial and credit institutions of any nature;
grant and revoke special and general powers of attorney, including, without limitation, powers to act in legal proceedings or manage property and affairs, with or without power of substitution; institute, continue, answer or abandon criminal actions or claims; and to perform any legal act as may result in the
Company acquiring rights or incurring obligations. The Company's legal representative shall be the Chairman of the Board, or the Vice-chairman, as the case may be. SECTION NINE: The Company's business and affairs shall be audited by an Audit Committee consisting of three (3) Regular Statutory Auditors and three (3) Alternate Statutory Auditors, who will be elected for one fiscal year term at a General Meeting of Shareholders. The Audit Committee shall have the powers and duties set forth in the argentine business act, and the compensation of its members shall be determined at a Meeting of Shareholders. Multiple voting shall not apply in the election of members of the Audit Committee. Resolutions shall be passed by an absolute majority of its members. The Audit Committee shall keep a Minutes of Meetings Book. SECTION TEN: All meetings of shareholders may be simultaneously called on first and second notice in the manner set forth in section 237 of Argentine Act 19,550, without prejudice to the provisions thereof regarding unanimous meetings, in which case, the meeting shall be held on second call on the same day, one hour after adjournment of the meeting on first call due to lack of quorum. In the event of a subsequent call for a meeting of shareholders, the provisions of the above mentioned section 237 shall apply. Quorum and majority requirements shall be governed by sections 234 and
244 of Argentine Act 19,550, according to the class of meeting, call, and business to be transacted thereat. Special meetings convened on second call shall have a quorum whatever the number of voting shares present. SECTION
TWELVE: The Company's fiscal year shall end on December 31 each year, as of which date financial statements shall be prepared in accordance with applicable laws, regulations and technical standards. Liquid and realized profits shall be applied as follows: 1) 5% thereof, up to an amount equal to 20% of the capital stock, to the statutory reserve fund; 2) to compensation of Directors and
Statutory Auditors, as the case may be. The remaining balance shall be applied as determined at a meeting of shareholders. Dividends shall be distributed in proportion to the amounts respectively paid up on shares, within one year of declaration thereof. SECTION ELEVEN: Upon dissolution, the Company shall be liquidated by the Directors then in office or by such liquidation committee as may be appointed by resolution of shareholders. In both cases, the Company's liquidation shall be carried out under the supervision of the Audit Committee, where applicable. After full payment of liabilities and reimbursement of capital, any remaining balance shall be distributed among shareholders in proportion to the amounts respectively paid up on shares.